EXHIBIT (j)

                   CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 30, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Reports to Shareholders of the Choice Funds (comprised of the Choice Focus Fund, the Choice Balanced Fund and the Choice Long-Short Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

January 30, 2002